Exhibit 99.1

PAE Reports Second-Quarter 2020 Financial Results

Highlights

•Second-quarter revenue of $643.3 million
•Second-quarter operating income of $34.3 million
•Second-quarter net income of $16.0 million
•Second-quarter adjusted EBITDA1 of $48.4 million (7.5%1 of revenue)
•Second-quarter cash flows provided by operations of $44.7 million
•Second-quarter net bookings of $521 million (0.8x book-to-bill); $2.6 billion for the trailing twelve months (1.0x book-to-bill), which excludes the previously announced $1.3 billion U.S. Customs and Border Protection award which was protested
•Company revises fiscal 2020 financial guidance

FALLS CHURCH, Va., August 6, 2020 — PAE Incorporated (“PAE” or the “Company”) (NASDAQ: PAE, PAEWW) today announced second-quarter 2020 financial and operating results.

CEO Commentary

“I am very pleased with our financial and operating performance, despite headwinds from COVID-19. Fundamentally, the core business is performing as we expected, and contract award win rates are consistent with our plan. Revenue, excluding impacts from COVID-19, is in line with our expectations, and profitability and cash flow exceeded expectations,” said PAE President and Chief Executive Officer John Heller. "I want to thank our dedicated workforce, partners and customers who continue to drive business performance and mission success amidst the pandemic.”

COVID-19 Financial Impact

We estimate the second-quarter impact from the COVID-19 pandemic to be approximately $58.5 million of revenue and an immaterial net impact to adjusted EBITDA and free cash flow. These impacts were primarily driven by disruptions to logistics operations and PAE employees and subcontractors unable to access facilities to perform on customer contracts. Since the onset of the COVID-19 pandemic, PAE has operated as an essential business, continuing to operate and support our customers in a resilient market.

Second-Quarter 2020 Results

1 Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. A reconciliation of adjusted EBITDA and adjusted EBITDA margin to their most directly comparable GAAP financial measure, net income (loss), and a discussion of Adjusted EBITDA, Adjusted EBITDA margins and other non-GAAP financial measures, is contained in the “Non-GAAP Financial Measures” section of this release.

Revenues for the quarter of $643.3 million decreased $52.3 million, or 7.5%, compared to the prior year period. The decrease was attributable to a $58.5 million impact from COVID-19, of which approximately $40.4 million was non-labor and $18.1 million was labor, which decrease was partially offset by a $6.2 million net increase in contract volume and new business programs. The Global Mission Services (“GMS”) and National Security Solutions (“NSS”) segments revenue decreased by approximately $18.2 million and $34.1 million, respectively.

Operating income for the quarter was $34.3 million, compared with operating income of $26.2 million in the prior year period. The increase resulted from lower Selling, General and Administrative (“SG&A”) expenses and increased volume on higher margin programs, which increase was partially offset by lower revenue volume.

The net income attributed to PAE for the quarter was $16.0 million, or $0.17 per diluted share, compared with net income of approximately $2.7 million, or $0.13 per diluted share in the prior year period. The improvement in net income for the second quarter of 2020, was primarily driven by factors driving the increase in operating income and lower interest expense, which was driven by a reduction in debt year over year.

Adjusted EBITDA for the quarter was $48.4 million, or 7.5% of revenue, compared to $39.5 million, or 5.7% of revenue, in the prior year period. Adjusted EBITDA and margins benefited by factors driving the increase in operating income.

Global Mission Services
GMS revenues for the quarter of $507.9 million decreased $18.2 million, or 3.5%, compared to the prior year period. The decrease was attributable to a $40.7 million impact from COVID-19, of which approximately $29.7 million was non-labor and $11.0 million was labor, partially offset by a $22.5 million net increase in contract volume and new business programs.

GMS operating income for the quarter was $31.5 million, compared to $25.3 million, in the prior-year period. The improvement was driven by increased volume on higher margin programs partially offset by lower revenue volume.

GMS adjusted operating income2 for the quarter was $37.4 million, or 7.4% of revenue, compared to $30.7 million, or 5.8% of revenue, in the prior year period. GMS adjusted operating income and margins2 benefited by factors driving the increase in GMS operating income.

National Security Solutions
NSS revenues for the quarter of $135.4 million decreased $34.1 million, or 20.1%, compared to the prior year period. The decrease was attributable to an $17.8 million impact from COVID-19, of which approximately $11.0 million was non-labor and $6.8 million was labor, and by a $16.3 million decrease from small business set-aside re-compete losses, net of new business wins.

NSS operating income for the quarter was $7.7 million, compared to $4.0 million in the prior year period. The increase was driven by lower SG&A expenses and increased volume on higher margin programs, partially offset by lower revenue volume.

2 GMS adjusted operating income and adjusted operating income margin are non-GAAP financial measures. A reconciliation of GMS adjusted operating income and adjusted operating income margin to their most directly comparable GAAP financial measure, GMS operating income (loss), is contained in the “Non-GAAP Financial Measures” section of this release.

NSS adjusted operating income3 for the quarter was $11.0 million, or 8.1% of revenue, compared to $8.8 million, or 5.2% of revenue, in the prior year period. NSS adjusted operating income and margins benefited by factors driving the increase in NSS operating income.

Cash Flow Summary

Net cash provided by operating activities for the quarter of $44.7 million, increased by $12.1 million over the prior year period, primarily as a result of an increase in accounts payable and accrued salaries, offset by reduced cash collections.

As of June 28, 2020, PAE had cash and cash equivalents totaling $138.5 million and had no outstanding borrowings on its asset-based revolving loan credit facility.

Business Development Highlights and Contract Awards

Net bookings totaled $521 million in the second quarter and $2.6 billion over the trailing 12 months, representing a book to bill ratio of 0.8x and 1.0x for the second quarter and trailing 12 months, respectively. The net bookings were comprised of comparable percentages of new business, contract extensions and recompete awards. Net bookings exclude the previously announced $1.3 billion U.S. Customs and Border Protection award previously protested.

Notable second quarter awards received include:

Notable New Business Award:
•Marine Corps Air Station Iwakuni, Japan: PAE’s GMS segment was awarded a $25 million, 4-year contract with the U.S. Navy to support systems maintenance, testing and installation at the Marine Corps Air Station Iwakuni, Japan.
•Georgia World Congress Center: PAE’s GMS segment was awarded a $21.5 million contract by the Georgia Emergency Management and Homeland Security Agency to mobilize the Georgia World Congress Center in Atlanta as an Alternative Care Site to provide treatment for COVID-19 patients.
•DTRA CTRIC III: PAE’s NSS segment was awarded a $16.6 million, three-year contract with a national security customer providing counter-threat solutions.

Notable Recompete Awards:
•Eglin Air Force Base: PAE’s GMS segment was awarded a $158 million, seven-year contract with the U.S. Air Force to manage aircraft and equipment maintenance supporting 96th Test Wing missions at Eglin Air Force Base, Florida. The contract provides the potential to expand the scope of the previous contract to include new aircraft platforms.

Notable IDIQ Awards:

•AFCAP V: PAE-Perini, a joint venture among PAE and Perini Management Services, Inc., was awarded one of eight positions on the Air Force Contract Augmentation Program IDIQ vehicle, also known as AFCAP V, with a combined ceiling value of $6.4 billion.
•Aircraft Maintenance Enterprise Solution: Subsequent to the end of the quarter, PAE also won a seat on the $14 billion multiple-award, IDIQ contract for Aircraft Maintenance Enterprise
3 NSS adjusted operating income and adjusted operating income margin are non-GAAP financial measures. A reconciliation of NSS adjusted operating income and adjusted operating income margin to their most directly comparable GAAP financial measure, NSS operating income (loss), is contained in the “Non-GAAP Financial Measures” section of this release.

Solution -- a strategic sourcing vehicle for Air Force-wide contracted aircraft maintenance. PAE is one of eight awardees on the contract vehicle.

The Company’s backlog at the end of the quarter was $6.3 billion, of which $1.2 billion was funded.

2020 Financial Outlook

As a result of the Company's financial results for the first six months of 2020 and its updated outlook for the remainder of the year, the Company is revising its fiscal year 2020 guidance as follows:

•Revenues of $2,600 million to $2,700 million, down from previous guidance of $2,750 million to $2,850 million;
•Adjusted EBITDA of $172 million to $178 million, narrowed from previous guidance of $170 million to $178 million; and,
•Free Cash Flow of at least $100 million, unchanged from previous guidance.

“Due to COVID-19 impacts on our logistics operations, certain labor-driven Training and Business Process Outsourcing programs and delays in new business awards caused by COVID-19, we are lowering revenue guidance for the year. However, we are maintaining and narrowing our Adjusted EBITDA outlook driven by increased profitability on existing business and a shift in revenue mix toward higher margin labor revenue. Furthermore, we are also reiterating our free cash flow guidance,” said PAE Executive Vice President and Chief Financial Officer Charlie Peiffer.

Adjusted EBITDA is a non-GAAP financial measure. The Company is not providing a quantitative reconciliation of adjusted EBITDA in its 2020 financial guidance in reliance on the “unreasonable efforts” exception for forward-looking non-GAAP measures set forth in SEC rules because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated without unreasonable effort and expense. In this regard, the Company does not provide a reconciliation of forward-looking adjusted EBITDA (non-GAAP) to GAAP net income, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income may vary significantly based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income at this time. The amounts of these deductions may be material and, therefore, could result in projected GAAP net income being materially less than is indicated by estimated adjusted EBITDA (non-GAAP). In addition, the Company does not provide a reconciliation of forward-looking free cash flow (non-GAAP) to GAAP cash flows provided by operating activities and GAAP cash used in investing activities, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain line items used to calculate projected cash flows provided by operating activities and cash used in investing activities may vary significantly based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all line items needed in order to provide a GAAP calculation of projected free cash flow at this time.

Conference Call Information

As previously announced, PAE will host a conference call and webcast today, August 6, 2020, at 8a.m. ET. Management will review the Company's second-quarter 2020 financial results, followed by a question-and-answer session. Listeners will be able to access a presentation summarizing the second-quarter 2020 results on the PAE Investor Relations website.
Interested parties are invited to join the webcast from the PAE Investor Relations website and may register for an email reminder using the “Events and Presentations” link. Due to the COVID-19 pandemic, teleconference providers globally are experiencing significant increases in conference call volume. As such, the Company recommends that parties participate by joining the webcast. Alternatively, if the webcast is not practical, attendees may listen to the conference call by dialing (855) 982-6676 and entering conference ID 6993312. The international dial-in access number is (614) 999-9188.
The Company will post an archive of the webcast following the call on the PAE Investor Relations website.

Forward-Looking Statements

This press release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about PAE’s possible or assumed future results of operations and cash flows, financial results, business strategies, debt levels, competitive position, industry environment, potential growth opportunities, potential impact of COVID-19, effects of regulation, backlog, estimation of resources for contracts, risks related to IDIQ contracts, strategy for and management of growth, needs for additional capital, risks related to U.S. government contracting generally, including congressional approval of appropriations, and bid protests. These forward-looking statements are based on PAE’s management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside PAE’s management’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Forward-looking statements included in this release speak only as of the date of this release. PAE does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date of this release except as may be required by the federal securities laws.

About PAE

For 65 years, PAE has tackled the world’s toughest challenges to deliver agile and steadfast solutions to the U.S. government and its allies. With a global workforce of approximately 20,000 on all seven continents and in approximately 60 countries, PAE delivers a broad range of operational support services to meet the critical needs of our clients. Our headquarters is in Falls Church, Virginia. Find us online at pae.com, on Facebook, Twitter and LinkedIn.

For investor inquiries regarding PAE:

Mark Zindler
Vice President Investor Relations
PAE
703-717-6017
mark.zindler@pae.com

For media inquiries regarding PAE:

Terrence Nowlin
Senior Communications Manager
PAE
703-656-7423
terrence.nowlin@pae.com

PAE Incorporated
Condensed Consolidated Statement of Operations (Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 28,	June 30,	June 28,	June 30,
	2020	2019	2020	2019
Revenues	$643,303	$695,607	$1,260,556	$1,369,091
Cost of revenues	496,678	540,772	961,886	1,057,931
Selling, general and administrative expenses	105,451	126,438	242,777	261,474
Amortization of intangible assets	8,047	8,196	16,094	16,853
Total operating expenses	610,176	675,406	1,220,757	1,336,258
Program profit	33,127	20,201	39,799	32,833
Other income, net	1,168	5,958	1,954	7,678
Operating income	34,295	26,159	41,753	40,511
Interest expense, net	(13,757)	(21,617)	(34,705)	(44,277)
Income (loss) before income taxes	20,538	4,542	7,048	(3,766)
Expense (benefit) from income taxes	3,752	1,153	(4,961)	(1,994)
Net income (loss)	16,786	3,389	12,009	(1,772)
Noncontrolling interest in earnings of ventures	765	715	931	1,274
Net income (loss) attributed to PAE Incorporated	$16,021	$2,674	$11,078	$(3,046)

Net income (loss) per share attributed to PAE Incorporated:
Basic	$0.17	$0.13	$0.15	$(0.14)
Diluted	$0.17	$0.13	$0.15	$(0.14)

Weighted average shares outstanding
Basic	92,044,098	21,127,823	75,890,028	21,127,823
Diluted	92,787,379	21,127,823	76,273,931	21,127,823

PAE Incorporated
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share and par value amounts)

	June 28,	December 31,
	2020	2019

Assets
Current assets:
Cash and cash equivalents	$138,469	$68,035
Accounts receivable, net	432,185	442,180
Prepaid expenses and other current assets	45,676	43,549
Total current assets	616,330	553,764
Property and equipment, net	26,841	30,404
Deferred income taxes, net	12,017	3,212
Investments	17,848	17,925
Goodwill	409,588	409,588
Intangible assets, net	164,370	180,464
Operating lease right-of-use assets, net	154,375	162,184
Other noncurrent assets	9,663	13,758
Total assets	$1,411,032	$1,371,299
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$107,154	$124,661
Accrued expenses	128,992	102,315
Customer advances and billings in excess of costs	70,695	51,439
Salaries, benefits and payroll taxes	135,177	130,633
Accrued taxes	14,614	18,488
Current portion of long-term debt, net	22,969	22,007
Operating lease liabilities, current portion	38,946	36,997
Other current liabilities	31,457	30,893
Total current liabilities	550,004	517,433
Long-term debt, net	589,828	727,930
Long-term operating lease liabilities	118,452	129,244
Other long-term liabilities	7,415	8,601
Total liabilities	1,265,699	1,383,208
Stockholders' equity:
Preferred stock, $0.0001 par value per share, 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value per share: 210,000,000 shares authorized; 92,040,654 and 21,127,823 shares issued and outstanding as of June 28, 2020 and December 31, 2019, respectively	9	2
Additional paid-in capital	245,815	101,743
Accumulated deficit	(134,293)	(145,371)
Accumulated other comprehensive loss	(628)	(134)
Total PAE Incorporated stockholders' equity	110,903	(43,760)
Noncontrolling interests	34,430	31,851
Total liabilities and stockholders' equity	$1,411,032	$1,371,299

PAE Incorporated
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Three Months Ended
	June 28,	June 30,
	2020	2019
Operating activities
Net loss	$16,786	$3,388
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	2,489	3,291
Amortization of intangible assets	8,047	8,196
Amortization of debt issuance cost	1,758	2,032
Stock-based compensation	3,700	—
Net undistributed income from unconsolidated ventures	(1,076)	(884)
Deferred income taxes, net	(4,214)	(812)
Other non-cash activities, net	134	2,905
Changes in operating assets and liabilities, net:
Accounts receivable, net	(11,262)	49,764
Accounts payable	(15,130)	(42,506)
Accrued expenses	10,137	2,246
Customer advances and billings in excess of costs	1,059	2,907
Salaries, benefits and payroll taxes	25,617	16,546
Inventories, net	1,073	(50)
Prepaid expenses and other current assets	(335)	5,209
Other current and noncurrent liabilities	(556)	(7,273)
Investments	951	933
Other noncurrent assets	6,871	(10,731)
Accrued taxes	(1,374)	(2,601)
Net cash provided by operating activities	44,675	32,560
Investing activities
Expenditures for property and equipment	(1,193)	(2,016)
Other investing activities, net	37	2,039
Net cash used in investing activities	(1,156)	23
Financing activities
Net contributions from noncontrolling interests	1,800	4,050
Borrowings on long-term debt	468	51,431
Repayments on long-term debt	(7,920)	(73,883)
Payments of debt issuance costs	—	—
Recapitalization from merger with Gores III	5	—
Payment of underwriting and transaction costs	1	—
Distribution to selling stockholders	—	—
Other financing activities, net	(292)	(742)
Net cash provided by (used in) financing activities	(5,938)	(19,144)
Effect of exchange rate changes on cash and cash equivalents	1,098	(747)
Net increase (decrease) in cash and cash equivalents	38,679	12,692
Cash and cash equivalents at beginning of period	99,790	42,545
Cash and cash equivalents at end of period	138,469	55,237

Supplemental cash flow information
Cash paid for interest	$12,378	$20,127
Cash paid for taxes	$1,273	$2,289
Supplemental non-cash financing activities
Working capital adjustment payable to Shay shareholders	$20,169	$—

PAE Incorporated
Condensed Consolidated Statements of Cash Flows (Unaudited) (continued)
(In thousands)

	Six Months Ended
	June 28,	June 30,
	2020	2019
Operating activities
Net loss	$12,009	$(1,772)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	5,072	6,301
Amortization of intangible assets	16,094	16,853
Amortization of debt issuance cost	7,821	4,082
Stock-Based compensation	3,700	—
Net undistributed income from unconsolidated ventures	(1,739)	(2,184)
Deferred income taxes, net	(13,295)	(372)
Other non-cash activities, net	404	3,324
Changes in operating assets and liabilities, net:
Accounts receivable, net	9,607	28,396
Accounts payable	(17,547)	11,278
Accrued expenses	6,358	(5,166)
Customer advances and billings in excess of costs	19,282	26,297
Salaries, benefits and payroll taxes	4,310	9,845
Inventories, net	2,415	(2,051)
Prepaid expenses and other current assets	(3,256)	(545)
Other current and noncurrent liabilities	(5,101)	(9,580)
Investments	1,701	1,769
Other noncurrent assets	11,600	(9,951)
Accrued taxes	(3,847)	(4,601)
Net cash provided by operating activities	55,588	71,923
Investing activities
Expenditures for property and equipment	(1,597)	(5,633)
Other investing activities, net	37	2,042
Net cash used in investing activities	(1,560)	(3,591)
Financing activities
Net contributions from noncontrolling interests	1,950	5,400
Borrowings on long-term debt	60,468	69,319
Repayments on long-term debt	(204,464)	(136,821)
Payments of debt issuance costs	(964)	—
Recapitalization from merger with Gores III	605,713	—
Payment of underwriting and transaction costs	(27,267)	—
Distribution to selling stockholders	(419,548)	—
Other financial activities, net	(292)	(742)
Net cash provided by (used in) financing activities	15,596	(62,844)
Effect of exchange rate changes on cash and cash equivalents	810	(1,205)
Net increase (decrease) in cash and cash equivalents	70,434	4,283
Cash and cash equivalents at beginning of period	68,035	50,954
Cash and cash equivalents at end of period	$138,469	$55,237

Supplemental cash flow information
Cash paid for interest	$23,278	$39,538
Cash paid for taxes	$2,796	$4,897
Supplemental non-cash financing activities
Working capital adjustment payable to Shay shareholders	$20,169	$—

PAE INCORPORATED
SEGMENT DATA
(Amounts in thousands)

	Three Months Ended		Six Months Ended
	June 28,	June 30,	June 28,	June 30,
	2020	2019	2020	2019
Revenues
GMS	$507,854	$526,025	$965,298	$1,030,504
NSS	135,449	169,582	295,258	338,587
Consolidated revenues	$643,303	$695,607	$1,260,556	$1,369,091

Operating income (loss)
GMS	$31,537	$25,276	$44,140	$51,067
NSS	7,725	3,974	12,092	3,187
Corporate	(4,967)	(3,091)	(14,479)	(13,743)
Consolidated operating income	$34,295	$26,159	$41,753	$40,511

Amortization of intangible assets
GMS	$4,115	$4,140	$8,231	$8,399
NSS	3,932	4,056	7,863	8,454
Consolidated amortization of intangible assets	$8,047	$8,196	$16,094	$16,853

PAE INCORPORATED
BACKLOG
(Amounts in thousands)

	As of	As of
	June 28,	December 31,
	2020	2019
Global Mission Services:
Funded backlog	$970,554	$1,173,196
Unfunded backlog	3,771,073	3,393,081
Total GMS backlog	$4,741,627	$4,566,277

National Security Solutions:
Funded backlog	$270,065	$311,214
Unfunded backlog	1,253,905	1,474,309
Total NSS backlog	$1,523,970	$1,785,523

Total:
Funded backlog	$1,240,619	$1,484,410
Unfunded backlog	5,024,978	4,867,390
Total backlog	$6,265,597	$6,351,800

Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. PAE segregates backlog into two categories, funded backlog and unfunded backlog.

Funded backlog refers to the value on contracts for which funding is appropriated less revenues previously recognized on these contracts.

Unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

Non-GAAP Financial Measures

The Company uses EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted operating income per segment and adjusted operating income margin per segment as supplemental non-GAAP measures of performance. PAE defines EBITDA as net income excluding (i) interest expense, (ii) provision for or benefit from income taxes and (iii) depreciation and amortization. Adjusted EBITDA and adjusted operating income per segment exclude certain amounts included in EBITDA as provided in the reconciliations provided herein. Adjusted EBITDA is equal to the sum of adjusted operating income for each segment. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by revenues expressed as a percentage and adjusted operating income margin is calculated as adjusted operating income divided by revenues expressed as a percentage.

For 2020 and 2019, the Company’s net income was impacted by certain events that do not reflect the cost of our operations and which may affect the period-over-period assessment of operating results. The non-GAAP financial measures demonstrate the impact of these events.

During 2019 substantially all the assets of PAE ISR LLC (“ISR”) were sold. The Company believes that it is helpful for investors to be able to evaluate the performance of PAE’s underlying business based on excluding ISR’s operations during the year. To calculate the loss, adjusted EBITDA and adjusted operating income without ISR, the Company removed ISR from its revenue and loss metrics for the second quarter of 2019.

These non-GAAP measures of performance are used by management to conduct and evaluate its business during its regular review of operating results for the periods presented. Management and the Company’s Board utilize these non-GAAP measures to make decisions about the use of the Company’s resources, analyze performance between periods, develop internal projections and measure management performance. PAE believes these non-GAAP measures are useful to investors in evaluating the Company’s ongoing operating and financial results and understanding how such results compare with the Company’s historical performance.

In addition to the above non-GAAP financial measures, the Company has included backlog, net bookings, and book-to-bill ratio in this release. Backlog is an operational measure representing the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. Net bookings are an operational measure representing the change in backlog between reporting periods plus reported revenue for the period and book-to-bill ratio is an operational measure representing net bookings divided by reported revenues for the same period. We believe backlog, net bookings and book-to-bill ratio are useful metrics for investors because they are an important measure of business development performance and revenue growth. These metrics are used by management to conduct and evaluate its business during its regular review of operating results for the periods presented.

Reconciliation of GAAP net income to Adjusted EBITDA, a non-GAAP Measure - Company
(in thousands)
	Three Months Ended
	June 28,	June 30,
	2020	2019	Change
Net (loss) income attributed to PAE Incorporated	$16,021	$2,674	$13,347
Interest expense, net	13,757	21,617	(7,860)
Provision for taxes	3,752	1,153	2,599
Depreciation and amortization	10,536	11,487	(951)
M&A costs	(752)	948	(1,700)
Disposal of assets	—	5,003	(5,003)
Non-core expenses (1)	1,195	1,214	(19)
Non-cash items (2)	—	(4,494)	4,494
Forward loss accruals (3)	—	(1,823)	1,823
Sponsor fees (4)	—	1,250	(1,250)
Equity based compensation (5)	3,519	—	3,519
Other (6)	371	421	(50)
Adjusted EBITDA	$48,399	$39,450	$8,949
Adjusted EBITDA margin	7.5%	5.7%

Reconciliation of GAAP operating income to adjusted operating income, a non-GAAP Measure - GMS
(in thousands)
	Three Months Ended
	June 28,	June 30,
	2020	2019	Change
Operating income	$31,537	$25,276	$6,261
Corp operating loss allocation (7)	(3,918)	(2,353)	(1,565)
Corporate NCI allocation	(804)	(814)	10
Depreciation and amortization	6,057	6,749	(692)
M&A costs	553	636	(83)
Disposal of assets	—	—	—
Non-core expenses (1)	943	718	225
Non-cash items (2)	—	299	(299)
Forward loss accruals (3)	—	(1,074)	1,074
Sponsor fees (4)	—	945	(945)
Equity based compensation (5)	2,777	—	2,777
Other (6)	293	287	6
Adjusted operating income	$37,438	$30,669	$6,769
Adjusted operating income margin	7.4%	5.8%

Reconciliation of GAAP operating income to adjusted operating income, a non-GAAP Measure - NSS
(in thousands)
	Three Months Ended
	June 28,	June 30,
	2020	2019	Change
Operating income	7,725	3,974	$3,751
Corp operating loss allocation (7)	(1,048)	(737)	(311)
Corporate NCI allocation	39	99	(60)
Depreciation and amortization	4,479	4,739	(260)
M&A costs	(1,305)	312	(1,617)
Disposal of assets	—	5,003	(5,003)
Non-core expenses (1)	252	496	(244)
Non-cash items (2)	—	(4,793)	4,793
Forward loss accruals (3)	—	(745)	745
Sponsor fees (4)	—	305	(305)
Equity based compensation (5)	743	—	743
Other (6)	78	133	(55)
Adjusted operating income	$10,963	$8,786	$2,177
Adjusted operating income margin	8.1%	5.2%

(1) Non-core expenses include certain professional fees, gain/loss on disposal of fixed assets, settlements and certain severance costs.
(2) Non-cash items include idle facilities charges for facilities the Company no longer occupies, pension curtailment costs and unrealized FX gains/losses.
(3) Forward loss accruals include adjustments related to future expected losses recognized in the current period.
(4) Sponsor fees include management fees and out of pocket expenses paid to the Company’s former private equity sponsor for general management, transactional, financial and other corporate advisory services.
(5) Equity based compensation reflects costs associated with the issuance of restricted and performance shares to PAE employees and independent directors.
(6) Other costs include adjustments related to adjustments to offset capitalized internal labor and state income taxes that were not captured in reported income tax expense.
(7) Corporate operating loss allocation includes certain selling, general and administrative, depreciation and amortization costs that cannot be assigned to a specific segment; this cost is allocated based on proportionate segment revenues for the period in which the cost is incurred.